Exhibit 10.14

151 Farmington Avenue Hartford, CT 06156

John W. Rowe, M.D. Chairman & CEO 860-273-4455 Fax: 860-273-6872

April 23, 2004

Craig R. Callen
3 East 77th Street, Apt. 4A
New York, NY 10021

Dear Craig:

I am pleased to offer you the position of Senior Vice President, Strategic Planning and Business Development of Aetna Inc., reporting to me. In this role you will serve as a member of the Office of the Chairman. This offer letter replaces and supercedes my offer letter of April 19, 2004.

We look forward to having you start work on or before Tuesday, June 1, 2004. Your base salary will be $575,000 per year, payable in accordance with the company’s regular payroll practices (currently bi-weekly). Your salary will be reviewed periodically for a possible salary increase and the company may also from time to time review and adjust salaries to reflect appropriate compensation for each position.

You will be eligible for consideration for an award under the company’s annual incentive program beginning with the 2004 performance year (payable in 2005 as long as the plan is in effect). Each year thereafter, while you are employed by the company, you will be eligible for consideration for additional awards under the annual incentive program while the plan remains in effect. Your full-year annual target bonus opportunity will be 80% of your base salary.

We will recommend to the Board of Directors Committee on Compensation and Organization that you be granted an option to purchase sixty thousand (60,000) shares of Aetna common stock. The option will be based on the closing price of Aetna common stock on the effective date of the grant (no earlier than the date you begin work), in accordance with company option grant practices. This option will vest and be exercisable as described in the option award agreement (which will include a one-year post-termination exercise period), and will be subject to you agreeing to the terms of the award agreement and the plan.

We will recommend to the Board of Directors Committee on Compensation and Organization that you be granted seven thousand (7,000) performance units in our 2004-2005 long-term performance program. This award will vest on the performance criteria to be set forth in an award agreement and will be subject to you agreeing to all of the terms of the award agreement and the plan.

We will recommend to the Board of Directors Committee on Compensation and Organization that you be granted restricted stock which we determine has a value on the day of grant determined as follows: the amount will be calculated as the amount you forfeit under existing awards with your current employer provided that (i) the date such forfeiture is calculated shall be a date no later than May 14, 2004 and (ii) the value of the restricted stock to be granted in no event will exceed $2,000,000. The award will be subject to your agreeing to the terms of the award agreement and the plan. The restricted stock will vest over three years, with one third vesting on each of the first, second and third anniversaries of your start of employment.

Craig R. Callen
April 23, 2004

You will be eligible to participate in our contributory health and welfare benefit plan. Coverage for medical, dental, life, disability, flexible spending accounts and accident benefits will become effective on the first of the month following the date you begin work. If you begin work on the first of the month, your benefits will become effective immediately. Information on Aetna’s total benefits package (various benefit programs and services and associated costs), can be accessed at www.Aetna.com/working (Benefits). Once you begin work, you can enroll for coverage through our Intranet site.

For the purpose of Paid Time Off (PTO) accrual only, you will earn PTO days as if you had ten (10) years of service. In your first partial calendar year of employment, your PTO accrual will be pro-rated, based on your hire date. PTO includes time out of the office for vacation, personal time, family illness, and incidental sick days.

In the event your employment is terminated by the Company other than for cause, you will be entitled to 52 weeks of base salary continuation in lieu of any other severance or salary continuation benefit to which you might otherwise have been entitled under Company plans or programs then in effect, upon delivery to the Company of a release of any employment-related claims in the Company’s customary form. In the event that your employment is terminated under circumstances for which you are paid this base salary continuation by the Company, then your sign-on restricted stock will immediately vest. For these purposes, cause shall mean (i) material and repeated failure to perform your responsibilities after reasonable notice to you and an opportunity to cure, (ii) your engaging in misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, (iv) the material breach by you of any restrictive covenants in the Company’s favor, (v) an act of fraud or embezzlement with respect to the Company, or (vi) a breach or violation of the Company’s Code of Conduct, as amended from time to time, sufficient to warrant a for cause termination consistent with the Company’s past practice.

To assist you with your expenses associated with establishing residence in the Hartford, CT area, the company will pay you $50,000. If you voluntarily terminate your employment or are terminated for cause within 12 months of your start date, you will be responsible for repaying the full amount, after taxes. If you voluntary terminate your employment or are terminated for cause after 12 months, but before 18 months of your start date, you will be responsible for repaying 50% of this amount, after taxes.

As you were previously advised, a drug test is part of the standard pre-employment process. This job offer is contingent upon your passing a urinalysis drug test before your start date. Your test must be scheduled and taken no later than two business days from the date you accept our offer of employment. If an appointment has not been made yet, please phone Chris Berger (860.273.7963) upon receipt of this letter so that she may provide you with the information necessary to schedule an appointment. The enclosed handout, “Drug Test Collection Procedure – What You Can Expect” should answer any questions you may have about taking the test.

This offer is also contingent upon successful completion of a background check, references and a satisfactory review of documents that show you are legally entitled to work in the United States. Federal law requires that we verify the employment authorization of all new employees. On your first day, you must bring appropriate documentation to verify both your identity and employment eligibility. Please carefully review the enclosed materials that provide information about certain documents (List of Acceptable Documents) that you must bring to work on your first day.

Craig R. Callen
April 24, 2004

This offer is made based on your representation that you are not subject to any restrictive covenants with any present and/or former employers. In addition, as a result of your previous employment, you may be subject to an obligation not to disclose confidential or proprietary information. We expect that you will comply with any such obligation and that you will not breach any such obligation during the course of your employment with the company.

The continuation of your current outside board directorship will be subject to the company’s usual conflict of interest analysis and approval by the company’s Board Committee of Compensation and Organization.

To protect the company’s proprietary information, as a condition of your employment, you will be required to sign and return the attached Non-Solicitation, Confidentiality and Assignment Agreement. Please keep a copy for your records. Nothing in the documents or plans presently applicable to you is intended to preclude you from being employed in or engaging in any aspect of the healthcare business if, as and when you are no longer employed by the Company.

This offer and your acceptance of that offer also are contingent upon your agreement to use the Company’s mandatory/binding arbitration program rather than the courts to resolve employment-related legal disputes. In arbitration, an arbitrator instead of a judge or jury resolves the dispute, and the decision of the arbitrator is final and binding. The enclosed materials should answer any questions you have about Aetna’s Employment Dispute Arbitration Program. WITH RESPECT TO CLAIMS SUBJECT TO THE ARBITRATION REQUIREMENT, ARBITRATION REPLACES YOUR RIGHT AND THE COMPANY’S RIGHT TO SUE OR PARTICIPATE IN A LAWSUIT. YOU ARE ADVISED TO, AND MAY TAKE THE OPPORTUNITY TO, OBTAIN LEGAL ADVICE BEFORE FINAL ACCEPTANCE OF THE TERMS OF THIS OFFER. Please complete the enclosed Employment Dispute Arbitration Acknowledgement form and return it to Chris Berger on or before your first day of employment. Notwithstanding anything to the contrary in any document or plan of the Company, any arbitration between you and the Company shall be held in New York City at the offices of the American Arbitration Association.

You should understand that this letter is not an employment contract. Aetna is an “at will” employer and makes no representation of continued employment. While the company hopes that its employment relationship with its employees will be mutually enjoyable and lasting, employees may terminate their employment at any time, with or without cause, or notice, and the company may do the same.

Your New Employee Orientation will be delivered via Aetna’s Intranet on your start date. Our orientation web-site will provide you with information which allows you to sign-up for benefits, handle payroll administration functions, obtain your employee I.D. badge and parking hang tag (where applicable). Look for the “Welcome to Aetna” e-mail that will start you on your orientation experience.

Craig R. Callen
April 24, 2004

Once again, I am delighted to extend this offer to you and look forward to your acceptance. Please acknowledge your acceptance of this offer by signing the enclosed copy of this letter, signing the enclosed copy of the non-solicit/confidentiality/assignment agreement and completing the employment application and returning each to Chris Berger at your earliest convenience. If you have any questions about the terms of this offer, please do not hesitate to call me.

Sincerely,

Aetna Inc.

By:	/s/ John W. Rowe, M.D.
John W. Rowe, M.D.

Accepted:	/s/ Craig R. Callen	Date:	April 28, 2004

Enclosures

NON-SOLICITATION, CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

WHEREAS, I, Craig R. Callen, as an executive of Aetna Inc. or one of its subsidiaries or affiliates (collectively, the “Company”), will be entrusted with knowledge of the Company’s information and materials described below, and will be trained and instructed in the Company’s particular operational methods; and

WHEREAS, I am desirous of being in the Company’s employment as an at-will employee;

NOW, THEREFORE, in consideration of my employment with the Company, the Company providing to me Confidential Information as described below and other good and sufficient consideration, I hereby covenant and agree as follows:

1.	I covenant and agree that for a period of twelve (12) months after my employment with the Company has been terminated for any reason, whether with or without cause and whether voluntarily or involuntarily, I will not directly or indirectly (a) solicit or aid in the solicitation of any employee of the Company, (b) solicit or aid in the solicitation on behalf of a Competitor of any customer of the Company with whom I have been personally involved, either directly or indirectly, or (c) induce any health care supplier or provider, broker or agent of the Company to cease or curtail providing services to the Company. As used in this Agreement, a “Competitor” is any company or organization that develops, administers, operates, offers or solicits offers regarding managed care, health, pharmacy, dental, life, long-term care or disability coverages, networks, insurance or plans to employers, employees or individuals.

2.	The Company agrees to provide me with access to the Company’s trade secrets, confidential information, and proprietary materials which may include but is not limited to the following categories of information and materials: methods, procedures, computer programs, databases, customer lists and identities, provider lists and identities, employee lists and identities, processes, premium and other pricing information, research, payment rates, methodologies, contractual forms, and other information which is not publicly available generally and which has been developed or acquired by the Company with considerable effort and expense (“Confidential Information”). I covenant and agree to hold all of the foregoing trade secrets, confidential information and proprietary materials in the strictest confidence and shall not disclose, divulge or reveal the same to any person or entity during the term of my employment with the Company or at any time thereafter.

3.	I understand that I am an at-will employee and that either I or the Company may terminate our employment relationship at any time, with or without cause or notice. Upon such termination, and prior to such termination upon request of the Company, I shall immediately return to the Company all Company property, documentation, trade secrets, confidential information and proprietary materials in my possession, custody or control, and shall return any copies thereof. After termination of my employment with the Company, I further agree to cooperate reasonably with all matters requested by the Company within the scope of my employment with the Company.

4.	The purpose of this Agreement, among other things, is to protect the Company from unfair or inappropriate competition and to protect its trade secrets, confidential information and business relationships. I agree that if the scope of enforcement of this Agreement is ever disputed, a court or other competent trier of fact may modify and enforce it to the extent it believes is lawful and appropriate.

5.	I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). I further acknowledge that, while employed by the Company, I may develop ideas, inventions, innovations, procedures, methods, know-how or other works which relate to the Company’s current or are reasonably expected to relate to the Company’s future business that may be patentable. To the extent any such works may be patentable, I agree that the Company may file and prosecute any application for patents in my name and that I will, on request, assign to the Company (and take all such further steps as may be reasonably necessary to perfect the Company’s sole and exclusive ownership of) any such application and any patents resulting therefrom.

6.	I acknowledge that compliance with this Agreement is necessary to protect the business and good will of the Company and that any actual or prospective breach will cause injury or damage to the Company which may be irreparable and for which money damages may not be adequate. I therefore agree that if I breach or attempt to breach this Agreement, the Company shall be entitled to obtain temporary, preliminary and permanent equitable relief, without bond, to prevent irreparable harm or injury, and to money damages, together with any and all other remedies available under applicable law. I understand that I shall be liable to pay the Company’s reasonable attorneys’ fees and costs in any successful action to enforce this agreement. The Company agrees not to seek injunctive or other equitable relief for a period in excess of 12 months for a breach of any nonsolicitation provision contained in any other agreement between us, including my performance unit award agreement, notwithstanding any provision to the contrary in such agreement.

7.	Any controversy or claim arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for temporary, preliminary, or permanent injunctive relief or any other form of equitable relief, shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in Hartford County, Connecticut and conducted by a sole arbitrator in accordance with the AAA’s Commercial Arbitration Rules (“Rules”). The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of state laws inconsistent therewith or that would produce a different result, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Except as may be required by law or to the extent necessary in connection with a judicial challenge, or enforcement of an award, neither a party nor the arbitrator may disclose the existence, content, record or results of an arbitration. Fourteen (14) calendar days before the hearing, the parties will exchange and provide to the arbitrator (a) a list of witnesses they intend to call (including any experts) with a short description of the anticipated direct testimony of each witness and an estimate of the length thereof, and (b) premarked copies of all exhibits they intend to use at the hearing. Depositions for discovery purposes shall not be permitted. The arbitrator may award only monetary relief and is not empowered to award damages other than compensatory damages.

8.	This Agreement shall be construed in accordance with the laws of the State of Connecticut. The Company does not intend to enforce the restrictions in Paragraph 1 above to the extent (a) such enforcement would violate applicable law or (b) the restrictions are invalid or void under applicable law. I hereby irrevocably consent to the personal jurisdiction of the courts of the State of Connecticut, it being acknowledged that the Company maintains its headquarters in said location.

9.	This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and no verbal or other statements, inducements or representations have been made or relied upon by any party. No modifications or change hereby shall be binding upon any party unless in writing executed by all parties.

10.	I acknowledge that the Company is relying upon my foregoing commitments and obligations in revealing trade secrets and confidential information to me, in making any future annual bonus or salary increase and/or any other payments to me, and in otherwise employing me.

IN WITNESS WHEREOF, the parties, intending to be legally bound, state that they understand this agreement, enter into it freely, and have duly executed it below.

Executed by: Craig R. Callen	Accepted by: AETNA INC.

/s/ Craig R. Callen	By:	/s/ John W. Rowe, M.D.

(Signature)		John W. Rowe, M.D.

Craig R. Callen		April 27, 2004

(Print Name)		(Date)

(Department)

April 28, 2004
(Date)